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EXHIBIT 23.1

[LETTERHEAD OF KPMG LLP]

INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Edge Petroleum Corporation:

        We consent to the use of our report dated March 12, 2004, with respect to the consolidated balance sheets of Edge Petroleum Corporation and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, cash flows and stockholders' equity for each of the years in the three-year period ended December 31, 2003, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the Registration Statement on Form S-3. Our report refers to a change in the method of accounting for asset retirement obligations effective January 1, 2003 and to a change in the method of accounting for derivative instruments effective January 1, 2001.

                      /s/ KPMG LLP

Houston, Texas
May 18, 2004

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  EXHIBIT 23.1